UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 25, 2012

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2012, Dolby Laboratories, Inc., a California corporation and a wholly-owned subsidiary of the registrant (the “Company”) delivered an approval notice to evidence its commitment to proceed with the purchase of the property located at 1275 Market Street, San Francisco, California consisting of an approximately 354,000 rentable square foot building located on approximately 1.36 acres of land (together, the “Property”) from DWF III 1275 Market, LLC (the “Seller”) pursuant to an Agreement of Sale and Purchase dated as of June 8, 2012 (the “Purchase Agreement”) between the Company and the Seller. Prior to delivering the approval notice, the Company had the right, in its sole discretion, to elect whether or not to proceed with the transaction. Effective with the delivery of the approval notice and subject to the satisfaction of certain closing conditions, the Company has agreed to purchase from Seller all of its right, title and interest in and to the Property.

The purchase price for the Property is approximately $109.8 million, of which approximately $5.5 million was deposited into escrow following the execution of the Purchase Agreement and is generally non-refundable. The Company will pay the balance of the purchase price at closing, which is expected to occur on July 10, 2012, subject to the satisfaction of closing conditions, the execution of certain ancillary agreements and any extensions contemplated by the Purchase Agreement.

A copy of the press release announcing the entry into the Purchase Agreement is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Dolby Laboratories, Inc. dated June 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

Date: June 26, 2012	/s/ Andy Sherman
Andy Sherman Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Dolby Laboratories, Inc. dated June 26, 2012